UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 17, 2017

HealthSouth Corporation
(Exact name of Registrant as specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Items.
On September 30, 2009, HealthSouth Corporation (“HealthSouth” or the “Company”) issued 8,151,265 warrants in satisfaction of its obligation to do so under the comprehensive settlement of the 2003 consolidated class action captioned In re HealthSouth Corp. Securities Litigation, Master Consolidation File No. CV-03-BE-1500-S brought by the Company’s stockholders and bondholders. Under the terms of the related warrant agreement, dated as of September 30, 2009, among the Company and Computershare Inc. and Computershare Trust Company, N.A., jointly and severally as warrant agent, the warrants were exercisable at a price of $41.40 per share by means of a cash or a cashless exercise at the option of the holder. The warrants expired at 5 p.m., New York City time, on January 17, 2017.
In total, holders exercised 7,119,824 warrants resulting in the issuance of 699,345 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), and 1,031,441 warrants expired without being exercised. Specifically, holders exercised (i) 644,375 warrants by means of cash exercise resulting in the issuance of 644,375 shares of Common Stock and cash proceeds to the Company of $26.7 million and (ii) 6,475,449 warrants by means of a cashless exercise resulting in the issuance of 54,970 shares of Common Stock. Substantially all of the exercises occurred in January 2017.
Of note, in the fourth quarter of 2016, the Company repurchased 1,054,754 shares of Common Stock in the open market for $41.5 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHSOUTH CORPORATION

By:	/S/ Patrick Darby
	Name:	Patrick Darby
	Title:	Executive Vice President, General Counsel and Secretary
Dated: January 20, 2017